UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 22, 2006
Date of report (Date of earliest event reported)
STONE ENERGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12074	72-1235413
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 E. Kaliste Saloom Road
Lafayette, Louisiana	70508
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (337) 237-0410
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On June 22, 2006, Stone Energy Corporation (“Stone”) entered into an Agreement and Plan of Merger (“EPL Merger Agreement”) with Energy Partners, Ltd. (“EPL”) and EPL Acquisition Corp. LLC, a wholly-owned subsidiary of EPL. Pursuant to the terms and subject to the conditions set forth in the EPL Merger Agreement, each share of Stone common stock will be converted into the right to receive, at the election of the holder: (i) $51.00 in cash, or (ii) shares of EPL common stock equivalent to the ratio determined by dividing $51.00 by the market price of shares of EPL common stock (based on a 20-day trading average prior to the third trading day preceding the closing), provided that the exchange ratio would not be greater than 2.525 or less than 2.066 shares of EPL common stock per share of Stone common stock. The election of cash or stock will be subject to a limit on total cash consideration of approximately $723 million (which includes approximately $15.5 million attributable to stock options) and a limit on the total number of shares of EPL common stock to be issued of approximately 35 million. The transaction will include the assumption by EPL of approximately $800 million of Stone debt. The closing of the transaction is anticipated to be completed in the fourth quarter of 2006.
     The EPL Merger Agreement has been approved by the boards of directors of both Stone and EPL. The Merger is subject to the approval of Stone’s and EPL’s stockholders and other customary closing conditions.
     Stone and EPL have each agreed to certain covenants in the EPL Merger Agreement. Among other covenants, Stone has agreed, subject to certain exceptions to permit Stone’s board of directors to comply with its fiduciary duties, not to solicit, negotiate, provide information in furtherance of, approve, recommend or enter into a Target Acquisition Proposal (as defined in the EPL Merger Agreement). The EPL Merger Agreement also contains customary covenants relating to Stone’s and EPL’s conduct of business prior to the closing of the transaction.
     The EPL Merger Agreement also contains representations and warranties that the parties have made to each other as of specific dates. Except for its status as a contractual document that establishes and governs the legal relations among the parties with respect to the merger described therein, the EPL Merger Agreement is not intended to be a source of factual, business or operational information about the parties. The representations and warranties contained in the EPL Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to that agreement, and may be subject to limitations agreed between those parties, including being qualified by disclosures between those parties. Those representations and warranties may have been made to allocate risks among the parties to the EPL Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Furthermore, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The assertions embodied in such representations and warranties are qualified by information contained in disclosure letters that the parties exchanged in connection with signing the EPL Merger Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the EPL Merger Agreement and are modified in important part by the underlying disclosure letters. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the EPL Merger Agreement, which subsequent information may or may not be fully reflected in Stone’s or EPL’s public disclosures.
     The foregoing description of the EPL Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the EPL Merger Agreement. A copy of the EPL Merger Agreement is filed as Exhibit 2.1 hereto.

Item 1.02. Termination of a Material Definitive Agreement.
     Prior to entering into the EPL Merger Agreement, Stone terminated its merger agreement with Plains Exploration and Production Company (“Plains”) and Plains Acquisition Corp. (“Plains Acquisition”) on June 22, 2006. As required under the terms of the terminated merger agreement among Stone, Plains and Plains Acquisition, Plains was entitled to a break-up fee of $43.5 million, which was advanced by EPL to Plains on June 22, 2006. Pursuant to the EPL Merger Agreement, Stone is obligated to repay all or a portion of this break-up fee under certain circumstances if the EPL merger is not consummated.
Item 7.01. Regulation FD Disclosure
     On June 23, 2006, Stone and EPL issued a joint press release announcing the execution of the EPL Merger Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits:

2.1	Agreement and Plan of Merger By and Among Energy Partners, Ltd., EPL Acquisition Corp. LLC and Stone Energy Corporation Dated as of June 22, 2006

99.1	Press release dated June 23, 2006, “EPL to Acquire Stone Energy in $2.2 Billion Transaction”

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, Stone Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION
Date: June 26, 2006	By:	/s/J. Kent Pierret
J. Kent Pierret
Senior Vice President, Chief Accounting Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description
2.1	Agreement and Plan of Merger By and Among Energy Partners, Ltd., EPL Acquisition Corp. LLC and Stone Energy Corporation Dated as of June 22, 2006

99.1	Press release dated June 23, 2006, “EPL to Acquire Stone Energy in $2.2 Billion Transaction.”